EXHIBIT 14.1


                             American River Holdings
                             Code of Ethical Conduct


In my role as ________________________ for American River Holdings (the "Company"),

I recognize that I hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that shareholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which I am expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and current and future shareholders.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3. I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. I will provide a full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company to the Securities and Exchange Commission.

5. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

6. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

7. I share knowledge and maintain skills important and relevant to my constituents' needs.

8. I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

9. I achieve responsible use of and control over all assets and resources employed or entrusted to me.



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(Signature)

Copied to the Company's Audit Committee and CFO and/or CEO.


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